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Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 10, 1997, relating to the financial statements and financial highlights of SunAmerica Series Trust, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "General Information -- Independent Accountants" in such Statement of Additional Information and to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Prospectus.



PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York
February 21, 1997